Exhibit 10.10
SECOND AMENDMENT TO
REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Second Amendment”) is made as of the 12th day of December, 2008 (the “Effective Date”), by and between SHOW ME ETHANOL, LLC, a Missouri limited liability company (the “Borrower”) and FCS FINANCIAL, PCA, a federally chartered instrumentality (hereinafter referred to as “Lender”) (Lender and Borrower sometimes hereinafter collectively the “Parties”).

WITNESSETH:

WHEREAS, on November 6, 2007, the Parties entered into that certain Revolving Credit Agreement (the “Agreement”), wherein, among other things, Lender provided funds to Borrower in connection with the Project and the operation thereof; and

WHEREAS, on June 2, 2008, the Parties entered into that certain First Amendment to Revolving Credit Agreement (“First Amendment”); and

WHEREAS, Lender and Borrower have agreed to reduce the revolving commitment hereunder from Eight Million Dollars ($8,000,000.00) to Five Million Dollars ($5,000,000.00), and the Lender is willing to do so on the terms and conditions herein set forth;

WHEREAS, Borrower and Lender hereby desire to amend the Revolving Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Amendment, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Lenders, the Borrower and Lender agree as follows:

1.           General Definitions.  The Parties hereto acknowledge and agree that Section 1.1 “General Definitions” shall be deleted in their entirety and amended as follows:

“Capital Call” shall mean Borrower’s December, 2008 Capital Call of its Members where in the Borrower has requested an additional $10,000,000.00 in equity.

“Forbearance Period” shall mean the September 30, 2008 through February 2, 2009.

“LC Commitment” shall mean $5,000,000.00, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less payments received with respect to the LC Obligations.

“LIBOR Margin” shall mean with respect to such portions of the Loan which are Revolving LIBOR Rate Loans, 3.5% (350 Basis Points) during the Forbearance Period and for the duration of the Term, 2.5% (250 Basis Points).

“Matured Default” shall mean the occurrence or existence of any one or more of the following events:

(a) the Borrower fails to pay any principal or interest pursuant to any of the Loan Documents at the time such principal or interest becomes due or is declared due and such failure continues for a period of ten (10) Business Days after written notice shall have been given to the Borrower by Lender;

(b) the Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) Business Days after the Lender has notified the Borrower of the existence and amount of such Liabilities;

(c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Section 10;

(d) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements applicable to Borrower contained in this Agreement or in any of the other Loan Documents (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b) or (c) above and other than the covenants set forth in Section 9.6), and such failure or neglect continues for more than thirty (30) days after the earlier of the date the Lender gives the Borrower written notice thereof or the date on which a corporate executive officers of the Borrower first learn of such failure or neglect, provided, however, that if the Borrower, despite its diligent efforts and the susceptibility  of cure, has been unable to cure such default or neglect within such thirty (30) day grace period, the Borrower shall have an additional thirty (30) day period to effect such cure, provided, further, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Lender’s reasonable determination, be cured by the Borrower during such successive thirty (30) day grace periods;

(e) any warranty or representation at any time made by the Borrower in connection with this Agreement or any of the other Loan Documents is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of the Borrower to the Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified and which shall not be cured within five (5) Business Days after written notice shall have been given to the Borrower by Lender.

(f) a final judgment in excess of $100,000.00 is rendered against the Borrower or any Subsidiary and such judgment remains unsatisfied and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, that this clause (f) shall not apply to any judgment for which, and to the extent, the Borrower or such Subsidiary is insured and with respect to which the insurer has admitted liability in writing for such judgment to such extent;

(g) all or any material part of the Borrower’s or any Subsidiary’s assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower, or any Subsidiary, and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower, or any Subsidiary, or the Borrower, or any Subsidiary, makes an assignment for the benefit of creditors;

(i) the Borrower, or any Subsidiary, voluntarily or involuntarily dissolves or is dissolved;

(j) the Borrower, or any Subsidiary, is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of the Borrower’s business affairs, and such injunction, restraint or prevention would have a Material Adverse Effect;

(k) the Borrower, or any Subsidiary, fails to make any payment due or otherwise defaults on any other obligation for borrowed money in excess of $100,000.00 and the effects of such failure or default are to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity;

(l) the Lender makes an expenditure under Section 12.3 and such amount shall not have been reimbursed to the Lender within two (2) Business Days following demand therefor;

(m) the occurrence of a default, an event of default or a matured default under any other agreement, instrument or document at any time entered into between the Borrower and the Lender which default, event of default or matured default has had or in the opinion of the Lender is likely to have a Material Adverse Effect;

(n) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Section 9.6, and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs, provided, however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Lender’s reasonable determination, be cured by the Borrower during such thirty (30) day grace period;

(o) any Financing Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Liabilities, ceases to be in full force and effect; or the Borrower or any other Person contests in any material manner the validity or enforceability of any Financing Agreement; or the Borrower denies that it has any or further liability or obligation under any Financing Agreement, or purports to revoice, terminate or rescind any Financing Agreement (including, without limitation, the Guaranty), or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or subject to Section 10.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared;

(p) Borrower discontinues doing business;

(q) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(r)  Any default by Borrower under the terms of the Term Loan Agreement;

(s)	Any default by Borrower under the terms of the Member Loan Documents; or

(t)	Failure of Borrower to formally issue the Capital Call of its members on or before January 7, 2009, and/or failure of Borrower’s members to complete the Capital Call on or before January 30, 2009.”

“Revolving Loan Commitment” shall mean $5,000,000.00, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1.”

2.           LOAN.   The Parties hereto acknowledge and agree that the following items in Section 2 “LOANS” shall be deleted in their entirety and replaced with the following:

“2.1           Revolving Loan.

(a)            Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to extend a revolving credit loan (the “Revolving Loan”) to the Borrower by making loans to the Borrower on a revolving basis on any one or more Business Days prior to the Maturity Date, up to an aggregate principal amount not exceeding the Revolving Loan Available Amount on such Business Day.  Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loan.  Subject to Section 2.3 hereof, loans extended with respect to the Revolving Loan shall be comprised of Revolving Base Rate Loans and/or Revolving LIBOR Rate Loans as selected by the Borrower; provided, however, during the Forbearance Period, the Parties acknowledge and agree that only Revolving LIBOR Rate Loans shall be available to Borrower.  The principal amount outstanding under the Revolving Loan Commitment shall not, at any time, exceed the Borrowing Base.  If at any time the principal amount outstanding under the Revolving Loan Commitment exceeds the Borrowing Base, then the amount of such excess shall be immediately due and payable by the Borrower to the Lender.”

“2.2         LCs.

(a)           Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that the Lender issue one or more LCs for the Borrower’s account for any purpose acceptable to the Lender in its reasonable discretion; provided, however, that the Lender shall not issue any such LC if (i) such issuance would cause the LC Obligations to exceed $5,000,000.00 at the time of such issuance, (ii) the face amount of such LC exceeds the Revolving Loan Available Amount at the time of such issuance, or (iii) the proposed expiry date for the LC is on or after a date which is the earlier of (A) twelve (12) months after its date of issuance or (B) the Maturity Date.”

3.           Borrowing Base Certificate.  The Parties hereto acknowledge and agree that the Borrowing Base Certificate attached hereto as Exhibit “B” shall replace the Borrowing Base Certificate attached to the Revolving Credit Agreement as Exhibit “1B”.

4.           Reporting Requirements.  The Parties hereto acknowledge and agree that new subsections (m) and (n) shall be inserted in Section 9.3 and read as follows:

“(m)	as soon as available and promptly following any request, Borrower's current statement of cash flow, along with updated cash flow analysis in a form acceptable to Lender.

(n)	as soon as available, but in any event within ten (10) days, following the completion of each calendar month, Borrower shall provide Lender with a detailed report of Borrower’s hedging positions.”

5.           Additional Affirmative Covenants.  The Parties hereto acknowledge and agree that a new Section 9.19 “Capital Call” shall be added to the Agreement and shall read as follows:

“9.19     Capital Call.  Borrower shall promptly notify Lender if Borrower has any reason to anticipate that the Capital Call shall fail to obtain the minimum member approval required to successfully complete the Capital Call and generate a minimum of $8,100,000.00.”

6.           Release/Lender Liability.  The Parties hereto acknowledge and agree that a new Section 12.32 “No Existing Default; Waiver and Release by Borrower” shall be added to the agreement, and shall read as follows:

“12.32  NO EXISTING DEFAULT; WAIVER AND RELEASE BY BORROWER.  FOR AND IN CONSIDERATION OF THE EXECUTION AND DELIVERY BY LENDER OF THIS AGREEMENT, BORROWER HEREBY RELEASES AND DISCHARGES LENDER, ITS PAST, PRESENT AND FUTURE AFFILIATES, DIRECTORS, OFFICERS, PRINCIPALS, SHAREHOLDERS, EMPLOYEES, TRANSFEREES, ATTORNEYS AND AGENTS FROM ANY AND ALL CLAIMS, LIABILITIES, OBLIGATIONS, RIGHTS OR CAUSES OF ACTION OF ANY KIND AND NATURE IN LAW OR IN EQUITY BASED UPON ANY ACT, EVENT OR RELATIONSHIP OCCURRING OR EXISTING AT ANY TIME IN THE PAST, UP TO AND THROUGH THE DATE ON WHICH THIS AGREEMENT IS EXECUTED, INCLUDING, WITHOUT LIMITATION, ALL CAUSES OF ACTION IN LAW OR IN EQUITY FOR BREACH OF CONTRACT, LENDER LIABILITY, FAILURE TO ADVANCE FUNDS, REFUSAL TO LOAN MONEY, NEGLIGENCE, MISREPRESENTATION, FRAUD, VIOLATION OF THE DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, USURY, INTENTIONAL INTERFERENCE WITH CONTRACTUAL OR BUSINESS RELATIONSHIPS, ANTITRUST VIOLATIONS, UNFAIR TRADE PRACTICES, DAMAGES, INFLICTION OF EMOTIONAL DISTRESS OR MENTAL ANGUISH, ACTUAL DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES, AND ALL CLAIMS, LIABILITIES, OBLIGATIONS, RIGHTS OR CAUSES OF ACTION BASED UPON THE EXISTING LOANS AND THE PARTIES’ PAST DEALINGS AND RELATIONSHIPS INCLUDING, BUT NOT LIMITED TO, ANY WRITTEN OR ORAL AGREEMENTS OF ANY KIND OR NATURE ENTERED INTO OR ALLEGED TO HAVE BEEN ENTERED INTO PRIOR TO THE DATE OF THIS AGREEMENT.  ADDITIONALLY, BORROWER FURTHER HEREBY WAIVES ANY AND ALL DEFENSES, OFFSETS AND COUNTERCLAIMS TO LENDER’S ENFORCEMENT OF THE LOAN DOCUMENTS OR ANY ACTION BY LENDER TO FORECLOSE THE SECURITY INTEREST, WHETHER SECURED BY REAL OR PERSONAL PROPERTY AND COVENANTS AND AGREES THAT NO RIGHT IS RESERVED BY THE BORROWER TO MAKE ANY CLAIM AGAINST THE LENDER, OR ITS PAST, PRESENT AND FUTURE AFFILIATES, DIRECTORS, OFFICERS, PRINCIPALS, SHAREHOLDERS, EMPLOYEES, TRANSFEREES, ATTORNEYS AND AGENTS, ARISING FROM THE MATTERS ABOVE REFERENCED.

BORROWER HEREBY EXPRESSLY AGREES THAT THE TERMS OF THIS SECTION 12.32 EXTEND TO CLAIMS WHICH BORROWER DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THIS AGREEMENT, WHICH IF KNOWN BY ANY OF THEM WOULD MATERIALLY AFFECT ITS DECISION TO EXECUTE THIS AGREEMENT, AND EXPRESSLY WAIVE THE APPLICATION OF ANY LAW OR DECISION WHICH WOULD EXCLUDE PARTICULAR CLAIMS FROM THE APPLICATION OF THIS SECTION 12.32 IF BORROWER HAD BEEN AWARE OF ANY SUCH CLAIMS AT THE TIME OF THE EXECUTION OF THIS AGREEMENT.

BORROWER SPECIFICALLY FURTHER ACKNOWLEDGES THAT IT SOUGHT AND RECEIVED OR HAD THE OPPORTUNITY TO SEEK AND RECEIVE LEGAL COUNSEL CONCERNING THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THIS SECTION 22 AND THIS AGREEMENT, IS ENTERED INTO SOLELY IN RELIANCE UPON BORROWER’S OWN KNOWLEDGE, BELIEF AND JUDGMENT AND NOT UPON ANY REPRESENTATION MADE BY THE LENDER OR ITS PAST, PRESENT AND FUTURE AFFILIATES, DIRECTORS, OFFICERS, PRINCIPALS, SHAREHOLDERS, EMPLOYEES, TRANSFEREES, ATTORNEYS AND AGENTS.”

7.           Conditions Precedent to this Second Amendment.  The Parties hereto acknowledge and agree that following shall be condition precedent to the execution and delivery of this Amendment by Lender:

7.1           Execution of the Second Amendment to Revolving Note.  Borrower shall have executed and delivered to Lender the Second Amendment to Revolving Note, in the form attached hereto as Exhibit “A”.

7.2           Current Statements of Borrower’s Cash Flow.  Borrower shall have delivered to Lender, Borrower’s current statement of cash flow, along with updated cash flow analysis in a form acceptable to Lender.

7.3           Current Hedging Report; Hedging Policy.  Borrower shall have delivered to Lender, Borrower’s current report on its hedging positions and a copy of Borrower’s hedging policy, if any; each of which shall be acceptable to Lender, in its sole discretion.

8.           Forbearance Period.  By execution of this Second Amendment, the Parties hereto acknowledge and agree that for the Forbearance Period, the affirmative covenants of Borrower set forth in Sections 9.4, 9.5, 9.6, 9.7 and 9.16 shall be, except upon the occurrence of a Matured Default, be treated as if deleted in their entirety from the Agreement; notwithstanding anything herein to the contrary, upon expiration of the Forbearance Period, the financial covenants set forth in Sections 9.4, 9.5, 9.6, 9.7 and 9.16 shall be reinserted into the Agreement.

Notwithstanding anything in the Agreement, the First Amendment or this Second Amendment to the contrary, Borrower must promptly notify Lender should Borrower have reason to anticipate the Capital Call shall generate less than the minimum amount to be approved by the minimum number of Borrower’s members.

9.           Amendment Fee.  Upon execution of this Amendment, Borrower shall pay to Lender an amendment fee equal to ten (10) basis points on the total Revolving Loan Commitment.

10.         Acknowledgement of Change in Control.  By execution of this Second Amendment, Lender hereby acknowledges the appointment of Dennis Alt as General Manager and Chief Restructuring Officer of the Borrower, and consents to such appointment.

11.           Conditions Precedent to All Loans.  Notwithstanding anything in the Agreement or the First Amendment to the contrary, the Parties hereto acknowledge and agree that Lender shall not be required nor be under any obligation to make any Loan or issue any LC unless and until the requested Loan (or LC) has been approved by Lender in its sole discretion; furthermore, in connection with each Loan request, Borrower covenants and agrees to deliver to Lender an updated Borrower Base Certificate in the form attached hereto as Exhibit “B”.

12.           Delivery of Hedging Policy.  In the event Borrower fails to provide Lender with a copy of Borrower’s hedging policy on or before the date of the execution of this Second Amendment, Borrower shall deliver to Lender on or before December 31, 2008, a copy of Borrower’s hedging policy, which policy shall be acceptable to Lender in its sole discretion.

13.           Multiple Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.           Reaffirmation of Previous Terms and Conditions.  All of the remaining terms and conditions of the Agreement, as amended, where not inconsistent with the above, shall remain the same and are hereby republished, reaffirmed and restated as of the date hereof.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the date first written above.

BORROWER:

SHOW ME ETHANOL, LLC

By
Name
Title

LENDER:

FCS FINANCIAL, PCA

By
Name
Title

EXHIBIT “A”

Amendment to Revolving Note

SECOND AMENDMENT TO REVOLVING NOTE

THIS SECOND AMENDMENT TO REVOLVING NOTE (“Second Amendment”) is entered into as of the _____ day of December, 2008, by and between SHOW ME ETHANOL, LLC, a Missouri limited liability company (hereinafter referred to as “Borrower”), and FCS FINANCIAL, PCA, (hereinafter referred to as “Lender”)

WITNESSETH:

WHEREAS, Lender is the owner and holder of a Revolving Note dated November 6, 2007, as amended, in the principal amount of up to Eight Million Dollars ($8,000,000.00) and made payable by Borrower to Lender (the “Revolving Note”).  Except as otherwise defined herein or unless the context otherwise requires, capitalized terms not defined herein shall have the meanings given such terms in the Revolving Note, or if not defined therein, then the meanings given those terms in the Revolving Credit Agreement (defined below); and

WHEREAS, the Revolving Note evidences advances under the Revolving Note made pursuant to the terms of that certain Revolving Credit Agreement dated November 6, 2007, as amended (the “Revolving Credit Agreement”), between Borrower and Lender; and

WHEREAS, the Parties hereto are executing a Second Amendment to Revolving Credit Agreement dated of even date herewith, pursuant to which Lender reduced the Revolving Loan Commitment from Eight Million Dollars ($8,000,000.00) to Five Million Dollars ($5,000,000.00); and

WHEREAS, Borrower and Lender now wish to amend the Revolving Note to the extent necessary to reflect the above-described change;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter stated, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.           Reduction in Revolving Loan Amount.  The Revolving Note is hereby amended by deleting the first full paragraph of the Revolving Note and by inserting in lieu of the deleted paragraph the following paragraph:

“FOR VALUE RECEIVED, the undersigned, SHOW ME ETHANOL, LLC, a Missouri limited liability company (hereinafter referred to as “Borrower”), promises to pay to the order of FCS FINANCIAL, PCA, (hereinafter referred to as “Lender”), at such place as Lender may designate, in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000.00) or so much thereof as may be advanced and be outstanding, together with interest on any and all principal amounts outstanding calculated in accordance with the provisions set forth below.  This Note is issued under that certain Revolving Credit Agreement dated November 9, 2007, as amended by that certain First Amendment to Revolving Credit Agreement dated June 2, 2008 and as further amended by that certain Second Amendment to Revolving Credit Agreement dated December _____, 2008 (as the same may be amended, replaced, restated and/or supplemented from time to time, the “Credit Agreement”), between Borrower and Lender.”

2.           Ratification of Revolving Note.  Borrower and Lender hereby ratify and confirm the Revolving Note, as amended hereby, in all respects; and, except as amended hereby, the Revolving Note shall remain in full force and effect.

3.           Attachment of this Amendment to Revolving Note.  This Amendment may be attached to and shall form a part of the Revolving Note for all purposes.

4.           Counterpart Execution.  This Amendment may be executed in counterparts, and any number of counterparts shall constitute one original.

5.           Definitions.  Except as otherwise defined herein or unless the context otherwise requires, capitalized terms not defined herein shall have the meanings given those terms in the Revolving Credit Agreement.

SHOW ME ETHANOL, LLC
a Missouri limited liability company

By:
Name:
Title:

“Borrower”

EXHIBIT “B”

Borrowing Base Certificate

SCHEDULE B
("Borrowing Base
Certificate")

This Borrowing Base Certificate is hereby prepared and delivered in accordance with the terms of the Credit Agreement dated                         (the "Credit Agreement"), as may be amended from time to time, between Show Me Ethanol, LLC  (the "Borrower"), FCS Financial, PCS (the "Lender")

For the Fiscal Period Ending:	Date Prepared:

		Lower of
		Cost or Market		Availability

A.	Accounts Receivables
	Less Accounts Greater than 30 days		75%	$0.00

B.	Corn and Distiller's Grain Inventory		75%	$0.00

C.	Production Inventories		75%	$0.00

D.	Ethanol Inventories		75%	$0.00

D.	Total Collateral			$0.00

E.	Less accounts payable

F.	Total Borrowing Base (D minus E)			$0.00

G.	Total Revolving Line of Credit Commitment			$5,000,000.00

H.	Maximum Borrowings on the Borrowing Base (lesser of Line F or Line G)			$0.00

I.	Outstanding Revolving Line of Credit balance and Letters of Credit

J.	Availability on the Borrowing Base (Line H minus Line I)			$0.00

The Borrower does hereby warrant (a) the Borrowing Base Certificate and attached supporting documents are true and accurate, (b) no information has been omitted that would cause the Borrowing Base Certificate to be misleading in any material manner, (c) no significant changes have occurred in the Borrowing Base values since the Date Prepared, and (d) the Borrowing Base includes only those assets that are and will continue to be subject to first lien security position in favor of the Lender.